                                                                 Exhibit 10.17

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                              STOCK PURCHASE AGREEMENT

                                      among

                                   DIANNE R. MARTZ

                                  A.B. CHARLTON, III

                                  NOVA HOLDINGS, INC.

                                          and

                             HORIZON HEALTH SYSTEMS, INC.











                               Dated as of June 5, 1997




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

                               STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of June 5, 1997 among DIANNE MARTZ ("Martz"), A. B. CHARLTON, III ("Charlton"), NOVA HOLDINGS, INC., a Delaware Corporation and an affiliate of Welsh Carson Anderson & Stowe VII, L.P. (the "Company"), and HORIZON HEALTH SYSTEMS, INC. ("Horizon"). Martz and Charlton are sometimes referred to herein individually as "Seller" and collectively as "Sellers"."

     WHEREAS, Sellers collectively own all of the issued and outstanding capital stock of Horizon; and

     WHEREAS, Sellers wish to sell to the Company, and the Company wishes to purchase from Sellers, all of the shares of capital stock of Horizon owned by Sellers for cash on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                 ARTICLE I.

          PURCHASE OF HORIZON SHARES BY THE COMPANY FROM SELLERS;
                         ADJUSTMENT TO PURCHASE PRICE;
                                 CLOSING DATE

     SECTION 1.01 Purchase and Sale of Horizon Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Sellers agree to sell to the Company, and the Company agrees to purchase from Sellers, all of the issued and outstanding shares (consisting of 100 shares of No Par Common Stock), of Horizon (the "Shares"), for an aggregate price of Twenty-Nine Million ($29,000,000.00) Dollars (the "Purchase Price"), such price being subject to increase or decrease as provided in Section 1.03. As payment in full for the shares, the Company shall, against delivery of a certificate or certificates evidencing the Shares from Martz and Charlton registered in the Company's name, pay an amount equal to the aggregate purchase price for the Shares as follows:

          (a) Two Million Nine Hundred Thousand ($2,900,000.00) Dollars shall be placed in escrow to be disbursed pursuant to the Escrow Agreement which is attached hereto as Annex I and made a part hereof. Upon the first anniversary of the Closing Date if no claims have been made against the escrowed funds, the amount held in escrow shall be reduced by one half to One Million Four Hundred Fifty Thousand ($1,450,000.00) Dollars.

     (b) A part of the Purchase Price equal to the balance of the Refunds Payable, as defined in Section 4.01(d), which remain outstanding at the Closing Date shall be placed in a separate escrow fund to be dispersed pursuant to the Refunds Payable Escrow Agreement which is attached hereto as Annex II and made a part hereof.

     (c) 79% of the balance of the Purchase Price as adjusted shall be paid to Martz and 21% of the balance of the Purchase Price as adjusted shall be paid to Charlton.

     Sellers and Horizon acknowledge that in connection with its acquisition of the Stock, the Company intends to obtain certain financing from NationsBank of Tennessee, N.A. (the "Bank"). In order to facilitate the Company's transaction with the Bank, the closing of the sale of the Stock shall be conducted in three steps, which are intended to occur immediately one after the other as follows:

     (a)  The Purchase Price to be paid at Closing pursuant to this Section
          1.01 shall be paid to the respective Sellers in the form of notes (the "Temporary Notes"), in substantially the form of Exhibit 1.01 hereto, in an aggregate principal amount of the Purchase Price, payable 79% to Martz and 21% to Charlton. The Temporary Notes shall be secured only by a pledge to Sellers of 79 shares and 21 shares of Stock, respectively.

     (b) Immediately after the delivery of the Temporary Notes Buyer shall consummate its loan transaction with the Bank.

     (c) Immediately following the events described in (a) and (b) above, Buyer shall retire the Temporary Notes in accordance with the terms thereof.

     SECTION 1.02 Other Agreements. In addition to the transactions to occur on the Closing Date pursuant to Section 1.01, each of the Other Agreements listed in Schedule 5.01 shall be executed and delivered by the parties thereto on the Closing Date concurrently with the consummation of such transactions.

     SECTION 1.03  Adjustment to Purchase Price.

     (a) Horizon shall have delivered to Company five (5) days prior to Closing an estimated balance sheet of Horizon as of the Closing Date (the "Estimated Closing Balance Sheet") which is attached as Schedule 1.03. The Estimated Closing Balance Sheet was prepared, based on good faith estimates, in accordance with generally accepted accounting principles consistently applied with those used in the preparation of the audited and unaudited financial statements for Horizon referred to in
Section 2.05, and (i) is intended to fairly present, in all material respects, the estimated balance sheet of Horizon as of the Effective Date. Refunds Payable, as defined in Section 4.01(d) shall be shown as a liability on the Estimated Closing Balance Sheet to the extent not paid prior to the Effective Date, and the Four Hundred Fifty Thousand ($450,000.00) Dollars accrued payable to the Martz for the 1996 bonus shall have been paid or otherwise eliminated. Horizon will consult with Company and the Memphis office of Ernst & Young LLP ("E&Y") as to all pro forma adjustments (and will provide all such information and supporting data in connection therewith as Company or E&Y may request.

     (b) If the Estimated Closing Balance Sheet shows (i) Cash other than Eight Hundred Thousand ($800,000.00) Dollars, or (ii) Equity other than Four Million Five Hundred Thousand ($4,500,000.00) Dollars, then on the Closing Date the Purchase Price, shall be adjusted as and to the extent provided in the following table:


--------------------------------------------------------------------------------
   Equity                   Cash Balance               Purchase Price Adjustment
--------------------------------------------------------------------------------
4.5 million             $800,000.00                 None
--------------------------------------------------------------------------------
4.5 million             More than $800,000.00       None
--------------------------------------------------------------------------------
4.5 million             Less than $800,000.00       Reduce by cash shortfall
--------------------------------------------------------------------------------
More than 4.5 million   $800,000.000                None
--------------------------------------------------------------------------------
More than 4.5 million   More than $800,000.00       Increase by cash excess,
                                                    but not more than equity
                                                    excess
--------------------------------------------------------------------------------
More than 4.5 million   Less than $800,000.00       Reduce by cash shortfall
--------------------------------------------------------------------------------
Less than 4.5 million   $800,000.00                 Reduce by equity shortfall
--------------------------------------------------------------------------------
Less than 4.5 million   More than $800,000.00       Reduce by equity shortfall
--------------------------------------------------------------------------------
Less than 4.5 million   Less than $800,000.00       Reduce by greater shortfall
--------------------------------------------------------------------------------

     In addition, if at the Effective Date the external bank indebtedness of Horizon is less than Two Million Five Hundred Thousand ($2,500,000.00) Dollars, the amount by which said external bank debt is less than Two Million Five Hundred Thousand ($2,500,000.00) Dollars shall be added to the Purchase Price to be paid at the Closing. Conversely, if the external bank debt of Horizon shall exceed Two Million Five hundred Thousand ($2,500,000.00) Dollars at the Effective Date, the Purchase Price shall be reduced dollar for dollar for all external bank debt in excess of Two Million Five Hundred Thousand ($2,500,000.00) Dollars.

     (c) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Horizon will cause to be prepared and delivered to Sellers a final balance sheet for Horizon as of the Effective Date (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet will be audited by Price & Associates and, except as indicated therein, will be prepared in accordance with generally accepted accounting principles applied consistently with those used in the preparation of the audited financial statements of Horizon, and will (i) fairly present, in all material respects, the actual balance sheet of Horizon as of the Effective Date, (ii) reflect any other modification, change or addition agreed to between Sellers and the Company, and (iii) include a recalculation of Cash and Equity. Refunds Payable, as defined in Section 4.01(d) shall be shown as a liability on the Final Closing Balance Sheet to the extent not paid prior to the Effective Date, and the Four Hundred Fifty Thousand ($450,000.00) Dollars accrued payable to Martz for the 1996 bonus shall be paid or eliminated. Sellers will consult with the Company as to all final adjustments which shall be reasonably satisfactory to Sellers. The Final Closing Balance Sheet shall be accompanied by a report of Price & Associates stating that the Final Closing Balance Sheet has been prepared in accordance with this Section 1.03(c) and shall be subject to Section 1.03(e).

     (d) If the Final Closing Balance Sheet shows (y) Cash other than as shown on on the Estimated Closing Balance Sheet, or (z) Equity other than as shown on the Estimated Closing Balance Sheet, the Purchase Price shall be recalculated as provided in the table in Section 1.03(b), and any further increase or decrease in the Purchase Price, after giving effect to the adjustment provided in Section 1.03(b), shall be paid in cash by the Company to the Sellers, or by Sellers to the Company, as the case may be. Any such cash payment shall be made by the Company or Sellers, as the case may be, ten
(10) days after the later of delivery of the Final closing Balance Sheet pursuant to paragraph (c) hereof or the resolution of any dispute in accordance with Subsection (e) below by payment of such amount, in immediately available funds, by wire transfer to an account designated in writing by the Company or Sellers, as the case may be.

     (e) In the event of a disagreement between Company and Martz and Charlton as to the amounts determined pursuant to the Final Closing Balance Sheet, Company and Sellers agree that they will designate another firm of nationally recognized public accountants (other than Ernst & Young LLP and any other firm with a material relationship to any of the parties) mutually acceptable to Company and Sellers to review the Final Closing Balance Sheet and the adjustments provided therein. Company and Sellers further agree that the determinations of such accounting firm as to any disputed amounts shall be conclusive. The expenses of Price & Associates incurred in connection with the matters described in Sections 1.03(a) and (c) above shall be borne by Horizon (and an accrual therefor shall be reflected on the Final Closing Balance Sheet), the expense of E&Y hereunder shall be borne by the Company, and the expenses incurred by the accounting firm retained pursuant to this Section 1.03(e) shall be shared by Sellers and the Company equally.

     SECTION 1.04 Closing Date. The closing (herein the "Closing") of the transactions described in Section 1.01 shall take place at the offices of Bass, Berry & Sims, PLC, Nashville, Tennessee on June 5, 1997, effective as of Midnight, May 31, 1997, Memphis time, ("Effective Date") or at such other date and time as may be mutually agreed upon among the Company and Sellers (such actual date and time of closing being herein called the "Closing Date").

                              ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES
                               OF SELLERS

     Martz and Charlton hereby severally and jointly represent and warrant to the Company as follows: (The representations and warranties of the Sellers regarding matters pertaining to themselves in Sections 2.01, 2.02, 2.03, 2.04 or 2.35 are made severally and not jointly by Martz and Charlton, respectively, each as to herself, or himself, and not as to the other.)

     SECTION 2.01 Organization, Qualification and Corporate Power;
Subsidiaries.

     (a) Martz is a resident of Nashville, Davidson County, Tennessee and Charlton is a resident of Knoxville, Knox County, Tennessee, and each has the power and authority to own the Shares and to execute, deliver and perform this Agreement and the Other Agreements (as defined in Section 5.01(j)) to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

     (b) Horizon is a corporation duly incorporated and validly existing under the laws of the State of Tennessee and is duly licensed or qualified as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of business transaction by it makes such licensing or qualification necessary. Horizon has the corporate power and authority to own and operate its properties and to carry on its business as currently conducted, to execute, deliver and perform this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

     (c) Except as set forth on Schedule 2.01(c) Horizon does not own any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

     (d) Annexed hereto as Schedule 2.01(d) is a list of all Horizon Ventures (each as hereinafter defined) setting forth the jurisdiction of its formation and the record and beneficial ownership of all equity interests in such entity. As used herein, the term "Horizon Venture" means any partnership, limited liability company, joint venture or other entity in which Horizon owns an equity interest.

     Each Horizon Venture is duly organized under the laws of the jurisdiction of its formation, validly existing and in good standing under the laws of such jurisdiction. Each Horizon Venture has the requisite power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted, and to execute and deliver any of the Other Agreements to which it may be a party and to consummate the transactions contemplated thereby. Each Horizon Venture is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary. Except as set forth in Schedule 2.01(d), no Horizon Venture owns any shares of any corporation or any equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or has any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

     SECTION 2.02 Authorization of Agreements, Etc. Except as set forth on
Schedule 2.02 the execution and delivery by Sellers and Horizon of this Agreement and the Other Agreements to which it is a party, and the performance by Sellers and Horizon of their obligations hereunder and thereunder, have been duly authorized by all requisite corporate, shareholder and other entity action required on the part of each and will not violate any provision of law or any order of any court or other agency of government applicable to Sellers or Horizon, the Charter or By-laws of Horizon, or any provision of any indenture, agreement or other instrument to which Horizon or Sellers or any of their respective properties or assets is bound, or conflict with, result in a breach of, create any right of termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Horizon or Sellers or result in any suspension, revocation, impairment, forfeiture or nonrenewal of, or any requirement to obtain, any Governmental Permit (as hereinafter defined).

     SECTION 2.03 Validity. This Agreement has been duly executed and delivered by Sellers and Horizon, and, subject to due execution by the Company, constitutes, and with the Other Agreements, when executed and delivered by Sellers and Horizon as contemplated hereby, subject to the due execution by the other parties thereto (other than Horizon or Sellers), will constitute, the legal, valid and binding obligations of Horizon and Sellers, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

     SECTION 2.04  Capitalization: Ownership of Capital Stock.

     (a) As of the date hereof, the authorized capital stock of Horizon consists of One Thousand (1,000) shares of no par value Stock. One Hundred
(100) shares of stock have been duly and validly issued and are outstanding and fully paid and non-assessable.

     (b) The Shares are owned by Sellers free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever ("Encumbrances"). All right, title and interest in and to the Shares is being sold, assigned, transferred and delivered to the Company, and the Company will receive valid title thereto, free and clear of any and all Encumbrances.

     (c) Except as otherwise set forth in Schedule 2.04(c) hereto (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Horizon is authorized or outstanding, (ii) there is not any commitment of Horizon to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, and (iii) Horizon has no obligation (contingent or other to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     SECTION 2.05 Financial Statements. Horizon has previously delivered to Company (i) audited financial statements for Horizon as of and for the years ending December 31, 1995 and December 31, 1996, and (ii) unaudited financial statements for Horizon as of, and for the three month period ended March 31, 1997 (collectively, with the reports thereon included therewith, the "Financial Statements"). The Financial Statements (i) were prepared from the books and records of Horizon, and (ii) except as otherwise set forth in
Schedule 2.05 present fairly the financial position of Horizon as of the respective dates specified therein, and the income, cash flows and stockholders' equity for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in Schedule 2.05, since March 31, 1997, there has been no material adverse change in the business, operations, properties or condition (financial or other) of Horizon.

     SECTION 2.06 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected in the most recent balance sheet included in the financial statements referred to in Section 2.05 hereof, (ii) incurred by Horizon since the date of such balance sheet in the ordinary course of business and consistent with past practice, or (iii) set forth in Schedule
2.06 hereto, Horizon has not incurred any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature customarily accrued, reserved against or disclosed in a corporate balance sheet prepared in accordance with generally accepted accounting principles, including without limitation any and all tax liabilities due or to become due, whether incurred in respect of or measured by the assets, income or receipts of Horizon for any period prior to the close of business on May 31, 1997, or arising out of transactions entered into or any state of facts existing prior thereto or transactions contemplated by this Agreement.

     SECTION 2.07 Absence of Certain Changes or Events. Since the date of its most recent balance sheet referred to in Section 2.05 (the "Interim Balance Sheet Date"). except (i) as otherwise set forth in Schedule 2.07 hereto, (ii) as otherwise expressly contemplated in this Agreement, or (iii) as disclosed in the materials accompanying the Estimated Closing Balance Sheet, Horizon has not.

     (a)  changed or amended its Charter or By-laws;

     (b) borrowed any amount or incurred any material obligation or liability (absolute or contingent), that would be required to be disclosed on a balance sheet as of the date hereof prepared in accordance with generally accepted accounting principles, except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business and consistent with past practice;

     (c) discharged or satisfied any lien, security interest, charge or other encumbrance or incurred or paid any obligation or liability (absolute or contingent), other than current liabilities shown on such balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with the past practice;

     (d) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties (other than Permitted LIens as defined in Section 2.09 below);

     (e) sold, transferred, assigned, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired any assets or properties, except in the ordinary course of business and consistent with past practice;

     (f) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any person any right to acquire any capital stock of such member, or agreed to take any such action;

     (g) made any distribution (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest or otherwise) to any person other than as permitted hereunder;

     (h) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchased any material property or assets;

     (i) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice;

     (j) waived or released any rights of material value, including without limitation, any Intangible Rights (as defined in Section 2.10(b) below);

     (k) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse;

     (l) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Horizon;

     (m) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

     (n) suffered any material losses, or waived any rights of substantial value, whether or not in the ordinary course of business;

     (o) received notification of cancellation, or cancelled or waived any rights which, individually or in the aggregate, are material with respect to any currently existing agreement, contract, right or understanding to which Horizon is a party; or

     (p) entered into any transaction except in the ordinary course of business; or conducted the business of Horizon in any manner other than the ordinary course of business consistent with past practices, including without limitation, maintenance of inventory levels, collection of third party accounts receivable and payments of accounts payable.

     (q) suffered any other change, event, or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects.

     Notwithstanding these restrictions, Horizon may have made cash disbursements outside the ordinary course of business provided that the minimum financial requirements set out in Sections 5.01(e) and (m) are satisfied on the Closing Date, after giving effect to the adjustment provisions of Section 1.03 above.

     SECTION 2.08 Governmental Approvals. Except as set forth in Schedule
2.08 hereto and other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the "Hart-Scott-Rodino Act"), if applicable, no order, authorization, approval, license or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Sellers or Horizon,
(i) is required for the execution, delivery and performance of this Agreement or any of the Other Agreements, (ii) is required for the consummation of the transactions contemplated hereby and thereby, (iii) is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or any of the Other Agreements to which Sellers or Horizon is a party.

     SECTION 2.09 Title to Properties, Absence of Liens and Encumbrances. Horizon does not own any real property. Horizon has (or upon consummation of the transactions to occur on the Closing Date pursuant to Section 1.10, will have) good and valid title to all its other assets and properties, in each case free and clear of all Encumbrances, other than (w) as set forth in
Schedule 2.09, (x)
liens for taxes not yet due or, if due, being contested in good faith by appropriate proceedings, or (y) mechanics', materialmen's, landlord's and similar statutory liens arising in the ordinary course of business, or
(z) liens, pledges or deposits under workers' compensation, unemployment insurance, social security or similar legislation, and all of which, in the aggregate, would not have a material adverse effect on the business, properties or condition (financial or other) of Horizon (a "Material Adverse Effect") (the liens described in clauses (w), (x), (y) and (z) above, together with liens that are released at or before Closing, being referred to herein as "Permitted Liens").

     SECTION 2.10 List of Properties, Contracts and Other Data. Attached hereto as Schedule 2.10 is a list setting forth the following:

     (a) a description of all leases of real or personal property to which Horizon is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

     (b) (i) all patents, trademarks and trade names, business names, trademark and trade name registrations, logos, service mark registrations, copyright registrations, trade secrets and all other material proprietary rights other than such rights relating to Software (as hereinafter defined) set forth in Schedule 2.13 hereto (collectively, "Intangible Rights") owned by Horizon (specifying the nature of the rights therein), and (ii) all licenses granted by or to Horizon and all other material agreements to which Horizon is a party that relate, in whole or in part, to any Intangible Rights mentioned in clause (i) above or to other proprietary rights material to Horizon, whether owned by Horizon or otherwise;

     (c) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements (other than such agreements entered into in the ordinary course of business and which are terminable without penalty upon not more than 30 days notice), executive compensation plans, bonus plans, deferred compensation agreements, severance obligations, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, Horizon; and

     (d) all contracts, including without limitation guarantees, mortgages, indentures and loan agreements, to which Horizon is a party, or to which Horizon or any of its assets or properties is subject and which are not specifically referred to in clauses (a), (b), or (c) above, provided however, that there need not be listed in said Schedule 2.10 pursuant to this clause
(d) any sales
contracts, supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts which exceeds $10,000.00 in amount, (ii) contains warranties by Horizon in excess of those customary in its business, or (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty.

     True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said Schedule 2.10 have been made available to the Company and its counsel. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of Horizon, and, to the knowledge of Sellers of the other parties thereto. As used in this Agreement, "to the knowledge of Sellers" or any similar phrase shall in regard to Martz mean, include and refer to such knowledge as: (i) is actually possessed by Martz, or (ii) which should be known to Martz through the exercise of reasonable diligence. Martz is deemed to have knowledge of information contained in the books and records of Horizon and any information actually known to any director of Horizon or Kyle Callahan, Vice President; Donna Ligda, Vice President; David Price, Chief Financial Officer; Deborah Rogers, Manager of Administrative Services; Roger Bryan, Manager of Purchasing and Inventory; Carolyn Eaton, Director of Pharmacy and Reimbursement; the two Regional Sales Managers of Horizon and Nona Eastman, the former Controller. As used in this Agreement "to the knowledge of Sellers", or any similar phrase shall in regard to Charlton, mean, include and refer to such knowledge as is actually possessed by Charlton. Except as set forth in Schedule 2.10, neither Sellers nor Horizon has been notified of any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which, with notice or lapse of time or both, would constitute such a default.

     SECTION 2.11 Third Party Payer and Supplier Contracts. Except as set forth in Schedule 2.11, Horizon has not lost any customer, third-party payer or drug supplier contract since March 31, 1997, or suffered any diminution in its relationship with any third party payer since that date, and, to the knowledge of Sellers and, Sellers have received no express indication that any specific customer, third-party payer or drug supplier intends to cease doing business with Horizon in the event of a sale or change of ownership of Horizon.

     SECTION 2.12  Intangible Rights.  Except as set forth in Schedule 2.12
(i) there are no outstanding options, licenses or agreements of any kind relating to the Intangible Rights, and Horizon is in compliance with its material contractual obligations relating to the protection of such of the Intangible Rights used by it pursuant to licenses or other contracts, (ii) Horizon owns or has the right to use its Intangible Rights to provide and sell the goods and services provided and sold by it, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair its ownership or right to use any such Intangible Rights, (iii) the use of said Intangible Rights by Horizon is without infringement of the rights of others, and no claims are currently being asserted with respect to the use by Horizon of any of the Intangible Rights for patent, copyright or trademark infringement, and (iv) to the knowledge of Sellers, no person is infringing on or violating the Intangible Rights or know-how owned by Horizon.

     To the knowledge of Sellers, no Horizon employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his best efforts to promote the interest of Horizon or that would conflict with the business of Horizon now conducted. Neither the execution and delivery of this Agreement nor the carrying on of the business of Horizon by the employees of Horizon, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

     SECTION 2.13 Software. The operating and applications computer software programs and databases used by Horizon in the conduct of its business (collectively, the "Software") are listed on Schedule 2.13 hereto. Except as set forth in Schedule 2.13 hereto, Horizon holds valid licenses to all copies of such Software material to its business, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. Except as set forth in Schedule 2.13 hereto, none of the Software owned by Horizon infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and no claim with respect to any such infringement or violation is threatened.

     Upon consummation of the transactions contemplated by this Agreement, Horizon will continue to own all the Software owned by it and material to its business, free and clear of all claims, liens, encumbrances, obligations and liabilities (other than Permitted Liens) and, with respect to all agreements for the lease or license of Software which require consent or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for Horizon to continue to use and operate such Software after the Closing Date, Horizon will have obtained such consents or taken such other actions so required except where the failure to obtain such consent would not have a Material Adverse Effect on Horizon.

     SECTION 2.14   Litigation.

     (a) Schedule 2.14 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of Sellers, threatened, by or against Horizon or any of its properties, assets, rights, or businesses. No such pending threatened claims, actions, suits, proceedings or investigations, if adversely determined, would individually or in the aggregate, have a Material Adverse Effect.

     (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting Sellers or Horizon that might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Other Agreements to which Sellers or Horizon is a party.

     SECTION 2.15   Taxes.

     (a) Except as set forth in Schedule 2.15, (i) Horizon has duly and timely filed or caused to be filed all tax returns, reports, estimates and information and other statements or returns (collectively, "Tax Returns"), of which the failure to file would have a Material Adverse Effect on Horizon, required to be filed by or on behalf of its (and all such Tax Returns with respect to which Horizon or its assets and properties may be liable or otherwise subject), pursuant to any applicable federal, state, and local tax laws for all years and periods for which such Tax Returns have become due (with extensions) as of the date hereof, and (ii) all such Tax Returns (including all informational Tax Returns) were true, correct and complete in all material respects as filed and correctly reflect in all material respects the Tax or Taxes required to be paid or collected by Horizon.

     (b) For purposes of this Agreement, "Tax" and "Taxes" shall mean any net income, unincorporated business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, prescription, transfer, gains, franchise, profits, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, property, windfall profit or other taxes, or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such taxes.

     (c) Except as set forth in Schedule 2.15, (i) Horizon has paid all Taxes shown as owed by it on the Tax Returns referred to in Section 2.15(a) to the appropriate taxing authorities, or where payments of Taxes is not yet due, has established or will establish an adequate reserve on its books and records for the payment of all such Taxes with respect to all taxable periods (or portions thereof) through the Closing Date, and (ii) Horizon has not been the subject of a tax ruling (or made a request therefor) or entered into any closing agreement under Section 7121 of the Code, which ruling or closing agreement has a material adverse effect on the Taxes of Horizon on or after the Closing Date.

     (d) Except as set forth in Schedule 2.15, (i) no extensions of time have been granted to Horizon to file any Tax Return required by applicable law to be filed by it or on its behalf on or prior to the Closing Date which have expired, or will expire, on or before the Closing Date without such tax Return having been filed, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Horizon, and no federal, state or local audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes, (iii) there is no pending or, to the knowledge of Sellers, threatened dispute or claim concerning any Taxes of Horizon with respect to any taxable period, or portion thereof ending on or prior to the Closing Date, (iv) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by or on behalf of Horizon, nor are any requests for such waivers or consents pending, and (v) no federal income tax returns of Horizon for any year have been examined by the Internal Revenue Service.

     (e) Each Horizon Venture that is a partnership, for all taxable periods (and any portions thereof) from its respective date of organization through the Closing Date, has been taxable as a partnership, and not as an association taxable as a corporation, for federal, state and local income Tax purposes.

     (f) Except as set forth in Schedule 2.15, Horizon is not a party to any tax-sharing or allocation agreement that will survive the Closing Date, nor does Horizon owe any amount to any entity under any tax-sharing or allocation agreement.

     (g) Except as set forth in Schedule 2.15, Horizon is not a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     (h) Horizon (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, nor (ii) has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

     (i) Except as set forth in Schedule 2.15, the books and records of Horizon made available for review by the Company and its representatives provide information adequate to determine: (i) the basis of Horizon in each of its assets; (ii) the basis of Sellers in the stock immediately preceding Closing (or the amount of any "excess loss account" pursuant to applicable Treasury Regulations under Section 1502 of the Code); and (iii) the amount of any net operating loss, net capital loss, or unused investment or other credit with respect to Horizon.

     (j) Since incorporation of Horizon, Sellers have filed all elections necessary for Horizon to be taxed as a Subchapter S Corporation and Horizon has been recognized as a Subchapter S Corporation by the Internal Revenue Service and Sellers know of no basis for any challenge to the status of Horizon as a Subchapter S Corporation.

     SECTION 2.16 Governmental Authorizations and Regulations.

     (a) Except as set forth in Schedule 2.16 hereto, Horizon has all material governmental licenses, franchises and permits, including without limitation all licenses, franchises, permits, accreditations, certificates of need and provider or supplier agreements as may be required under Titles XVIII and XIX of the Social Security Act and other applicable laws for reimbursement of services rendered or goods sold, or required under applicable federal or state laws and regulations for the conduct of its business as currently conducted (collectively, "Governmental Permits"), and

     (b) Horizon has at all times conducted its business in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to its properties or applicable to its businesses, including without limitation the terms of all Governmental Permits and federal securities laws, other than minor non-compliance that has not and will not adversely affect the business of Horizon as it is currently conducted. Except as set forth in Schedule 2.16 hereto, Horizon is not in violation of any law, regulation or rule of any foreign, federal, state, municipal or other government, governmental department, commission board, bureau, agency or instrumentality other than such violations that have not and will not adversely affect the business of Horizon as it is currently conducted.

     (c) Except as set forth in Schedule 2.16, neither Horizon nor any of its properties, operations or businesses is subject to any order, judgment, injunction or decree to which Horizon is a party or which names Horizon. To the knowledge of Sellers, (i) no action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any certificate of need or any license to operate Horizon or to terminate or decertify any participation of Horizon in the Medicare, Medicaid or CHAMPUS programs, nor (ii) is there any decision not to renew any Medicare, Medicaid or CHAMPUS provider or supplier agreement related to Horizon.

     (d) Listed on Schedule 2.16 are all licenses and Government Payor Provider Numbers held by Horizon.

     SECTION 2.17  Labor Matters.

     (a) No collective bargaining agreement is applicable to any employees of Horizon. There are not any disputes between Horizon and any such employees that could reasonably be expected to materially adversely affect the conduct of its business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or threatened, relating to the business of Horizon. There are not any organizational efforts presently being made or threatened involving any of such employees. Except as set forth in Schedule 2.17 hereto, Horizon has fully complied with all laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination or harassment and employment safety, and Horizon is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (b) There are no proceedings pending or, to the knowledge of Sellers or Horizon, threatened before the National Labor Relations Board with respect to any employees of Horizon. Except as set forth in Schedule 2.17 hereto, there are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against Horizon.

     SECTION 2.18 Use of Real Property. The leased real properties listed in Schedule 2.18 hereto are the only properties occupied by Horizon and are used and operated by Horizon in material compliance and conformity with all applicable leases.

     SECTION 2.19 Condition of Assets. All items of tangible personal property, fixtures and equipment comprising the assets of Horizon and necessary to the conduct of its businesses are in a good state of repair (ordinary wear and tear excepted) and operating condition, in all material respects.

     SECTION 2.20 Accounts Receivable. Except as set forth in schedule 2.20, the accounts receivable reflected in the most recent balance sheet for Horizon, separately included in the financial statements referred to in
Section 2.05 hereof, and all accounts receivable arising between March 31, 1997 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except as set forth in Schedule 2.20, the accounts receivable reflected on such balance sheet, have been recorded and reserved against in accordance with generally accepted accounting principles consistently applied and consistent with past practice. Except as set forth in Schedule 2.09, no such account receivable has been assigned or pledged to any other person, firm or corporation or, to the knowledge of the Sellers, is subject to any right of set-off. Except as set forth in Schedule 2.20, adequate provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers. Except as set forth on Schedule 2.20, Horizon has not claimed or received reimbursements from the Medicare program, the Medicaid program or any other third-party payer in excess of the amounts permitted by law, except as and to the extent that such liability for such overpayment has already been disclosed in Section 4.01(d), satisfied or for which adequate provision has been made in the Financial Statements.

     SECTION 2.21 Books and Records. The books and records of Horizon, including without limitation, the books of account, minute books, stock certificate books and stock ledgers, are complete and correct in all respects and there have been no transactions involving Horizon which properly should have been set forth therein and which have not been so set forth.

     SECTION 2.22  Employee Benefit Plans

     (a) Schedule 2.22 attached hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by Horizon (the "Plans" or "Plan"). Horizon has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, ("Code") with respect to each of the Plans.

     (b) With respect to each of the Plans which is intended to qualify under Section 401(a) of the Code, Horizon has received favorable and unrevoked determination letters from the Internal Revenue Service to the effect that such Plan does so qualify and that the related trust is exempt from taxation pursuant to Section 502(a) of the Code.

     (c) Horizon has not at any time maintained, adopted, or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "Multiemployer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

     (d) Except as set forth on Schedule 2.22 hereto, and notwithstanding anything else set forth herein, Horizon has not incurred any liability with respect to any Plan under ERISA

(including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full on a timely basis, and no event has occurred, and there exists no condition or set of circumstances which could reasonably be anticipated to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

     (e) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of Horizon beyond their retirement or other termination of service with Horizon (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of Horizon, (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

     (f) Except as set forth on Schedule 2.22, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Horizon to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (g) As a result of the transactions contemplated hereby, no portion of any amount paid or payable by Horizon to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (without regard to subsection (b)(4) thereof) and the regulations promulgated thereunder.

     (h) Horizon has provided to the Company true and complete copies of the following for each Plan: (i) the Plan; (ii) summary plan description of the Plan; (iii) the trust agreement, insurance policy or other instruments relating to the funding of the Plan; (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to the Plan; (v) the most recent unaudited financial statement for the Plan; (vi) the most recent actuarial report of the Plan; (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plan; and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to the Plan that is intended to qualify under
Section 401(a) of the Code.

     SECTION 2.23 Insurance. All policies of fire, liability (including product liability), workers' compensation, malpractice and professional liability and other forms of insurance providing insurance coverage to or for Horizon are listed in Schedule 2.23 hereto, and (i) Horizon is a named insured under such policies, (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued for, and (iii) no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date. All such policies are underwritten by the insurers listed in Schedule
2.23 hereto, and are sufficient for all applicable requirements of law.

      SECTION 2.24 Environmental  Matters: Medical Waste.

      (a) For the purpose of this Section 2.24, the following terms shall have the following meanings:

           "Environmental Law" means any current federal, state or local statute, law, ordinance, rule or regulation of the United States and any other jurisdiction within the United States now effective and any order, to which Horizon is a party or is otherwise directly bound, of the United States or other jurisdiction within the United States now effective relating to: (i) pollution or protection of the environment, including natural resources; or (ii) exposure of person, including employees, to Hazardous Substances;

           "Hazardous Substances" means any substance, whether liquid, solid or gas (i) listed, identified or designated as hazardous or toxic under any Environmental Law, (ii) which, applying criteria specified in any Environmental Law, is hazardous or toxic, or (iii) the use or disposal of which is regulated under Environmental Law.

     (b) No Hazardous Substances have been, or have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or placed, held, stored on or transported to or from the property of Horizon except in compliance in all material respects with Environmental Law and except for incidental release of Hazardous Substances in amount or concentrations which would not reasonably be expected to give rise to any claims or liabilities against Horizon under any Environmental Law.

     (c) Horizon has not received any written notification from a governmental agency that there is any violation of any Environmental Law with respect to its business and properties and Horizon has not received any written notification from a governmental agency pursuant to Section 104, 106 or 107 of the

Comprehensive Environmental Response Compensation and Liability Act, as amended.

     (d) Horizon is not in violation of or, the subject of, any investigation, inquiry or enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. Section 6992 et seq., or any applicable state or local governmental statue, ordinance or regulation dealing with the disposal of medical wastes ("Medical Waste Laws"). Horizon has obtained and is in compliance with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste by it has been in compliance with the Medical Waste Laws.

     (e) There are no Hazardous Substances on, in or under the property currently occupied by Horizon (or Sellers have fully disclosed to the Company in writing the existence, extent and nature of any hazardous substances which Horizon is legally authorized to maintain on, in or under the property or in connection therewith).

     (f) Horizon and all property occupied by Horizon is in full compliance with, and Horizon has not incurred any liability under, federal, state or local Environmental Laws.

     SECTION 2.25  Related Party Transactions. Except as set forth in Schedule
2.25 hereto, there are not existing arrangements or proposed transactions other than (a) any transactions contemplated by the Other Agreements (as hereinafter defined) (b) relating to such person's employment, or (c) entered into on an arms' length basis in the ordinary course of business between Horizon, and (i) any officer or director of Horizon or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"), (iii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (iv) between any Related party and any business (corporate or otherwise) with which Horizon regularly does business.

     SECTION 2.26 Places of Business. Horizon has done business only as Horizon Health Systems, Inc. and Hemophilia Health Services, Inc. at any time during the six (6) year period immediately prior to Closing (including all predecessor or merged entities and all trade and assumed names). During the six (6) year period immediately prior to Closing, Horizon has conducted its business only at those offices and warehouses identified on Schedule 2.26, and maintains inventory only at those locations identified on Schedule 2.26.

     SECTION 2.27 Changes in Laws. To Sellers' actual knowledge (there are no pending changes in applicable law or regulations that would prevent Horizon from conducting its business in substantially the same manner as the business is currently conducted by Horizon which are not actually known to Company.

     SECTION 2.28 Contributions. Neither Horizon nor to the knowledge of Sellers any officer thereof has used any corporate funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the corporate funds or been reimbursed from corporate funds for any such payment, or is aware that any other person associated with or acting on behalf of Horizon has engaged in any such activities.

     SECTION 2.29 Controlled Substances. Horizon and its officers, directors, and employees and persons who provide professional services under agreements with Horizon have not, in connection with their activities directly or indirectly related to Horizon, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. Section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

     SECTION 2.30  Disclosure of Certain Financial Relationships. Schedule
2.30 lists all material financial relationships (whether or not memorialized in a writing) that Horizon has had with a person known by Horizon to be a physician or an immediate family member of a physician since January 1, 1993. For purposes of this Section 2.30, the term "financial relationship" has the meaning set forth in 42 USC Section 1395nn. The operation of Horizon is in compliance with and does not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C.
Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

     SECTIONS 2.31 Brokers' or Finders' Fees. Except for the financial advisory services provided to Sellers by Healthcare Capital Advisors and Price Consulting, LLC, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with the Company, without the intervention of any person on behalf of either Sellers or Horizon in such manner as to give rise to any claim by any person against Horizon or the Company for a finder's fee, brokerage commission or similar payment and all fees shall be satisfied by Sellers on the Closing Date as provided in Section 9.01 hereof.

     SECTION 2.32 Disclosure. Neither this Agreement, nor any exhibit hereto, nor any certificate or document furnished or to be furnished to Company by or on behalf of Sellers or Horizon, pursuant to, or in connection with, the transactions contemplated by this Agreement, when read together, contains, or will contain, any misstatement of a material fact or omits, or will omit, a material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

      SECTION 2.33 Zoning. The real property currently occupied by Horizon is not subject to any lien, encumbrance, easement, right of way, building or use restriction, reservation or limitation, ordinance, or other law, order or regulation which in any material respect would interfere with or impair the carrying out of the business of Horizon.

      Section 2.34 Ownership of Stock. To the actual knowledge of Sellers and unless actually known to Company, the ownership by Company of the stock in Horizon will not cause Horizon to be unable to conduct its business as proposed to be conducted in any of the states in which Horizon is now operating or proposes to operate because of any state or federal law, rule or administrative regulation.

     SECTION 2.35 Financial Interests. Except as set forth on Schedule 2.35 hereto, the Sellers have no financial interest (whether as owner (of more than a 1% interest in the case of a publicly traded company), partner, officer, director, affiliate, employee or otherwise) in any person, firm or corporation which is, or during the past five years was, directly or indirectly, engaged in any business engaged in by Horizon; party to any agreement (other than this Agreement or any Other Agreement) to which Horizon is also a party; a lessor/lessee, supplier, distributor, sales agent, client, or customer engaged in transactions with Horizon; the owner of any tangible or intangible property used by Horizon in Horizon's business; or has or had a cause of action or claim whatsoever against, or owes any amount to, Horizon.

      Section 2.36 Absence of Certain Business Practices. Neither Horizon nor to the knowledge of Sellers, any officer, director, employee or agent of Horizon, nor to the knowledge of Sellers, any other person or entity acting on behalf of Horizon, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Horizon has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of Horizon (or assist Horizon in connection with any actual or proposed transactional) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Horizon to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

      SECTION 2.37 Fraud and Abuse. Neither Horizon nor, any officer, director, employee or agent of Horizon, nor any other person or entity known or authorized to be acting on behalf of Horizon, acting alone or together, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following:

      (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

      (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

      (c) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed, or (ii) false or fraudulent;

      (d) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

      (e) knowingly and willfully offering, paying, soliciting or receiving any renumeration (including any kickback, bribe, or rebate), directly or indirectly, overly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care programs, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care programs; or

      (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under 42 U.S.C. Section 1320a-3.

      SECTION 2.38 Charter and By-Laws. Schedule 2.38 contains a true, complete and correct copy of the Charter and By-Laws of

Horizon, including all amendments thereto, as currently in effect. The Charter of Horizon has been amended since the date of the last amendment contained in Schedule 2.38.

     SECTION 2.39 Insurance Coverage. Except as set forth on Schedule 2.39, since the incorporation of Horizon, Horizon has continuously maintained general professional liability (including product liability), insurance coverage on an occurrence basis, or on a claims made basis with tail coverage upon each change in carrier, at a level equal to or greater than that shown on the Certificate of Insurance attached hereto as Schedule 2.39.


                               ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Sellers as follows:

     SECTION 3.01 Organization, Power, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to execute and deliver this Agreement and the other Agreements to which it is a party, and to perform its obligations hereunder and thereunder.

     SECTION 3.02 Authorization of Agreements. (a) The Company has duly approved this Agreement and all the Other Agreements to which the Company is to be a party, and has duly authorized the execution and delivery of this Agreement and the Other Agreements to which the Company is to be a party, and the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery by the Company of this Agreement or the Other Agreements to which the Company is to be a party, nor the consummation of the transactions contemplated hereby and thereby, will violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any judgement, award or decree or any indenture, agreement or other instrument to which the Company is a party, or by which it or any of its properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

     SECTION 3.03 Validity. This Agreement has been duly executed and delivered by the Company, and, subject to due execution by the other parties thereto, constitutes, and the Other Agreements to which the Company is a party, when executed and delivered by the Company as contemplated hereby, subject to due execution by the other parties thereto, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

     SECTION 3.04 Governmental Approvals. Other than pursuant to the Hart-Scott-Rodino Act, no order, authorization, approval or consent from or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company is required to be made or obtained by the Company for the execution, delivery and performance of this Agreement or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or the Other Agreements to which the Company is a party.

     SECTION 3.05 Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Sellers without the intervention of any person on behalf of the Company in such manner as to give rise to any claim by any person against the Sellers for a finder's fee, brokerage commission or similar payment.

     SECTION 3.06 Investment Representation. The Company is acquiring the Stock for investment and not with a view to the distribution thereof.


                                   ARTICLE IV.

                                   COVENANTS

     SECTION 4.01   Certain Covenants of Sellers.

     (a) Except for asset and liability transfers consistent with minimizing adjustments to the Purchase Price pursuant to Section 1.03 (d), during the period form the date of this Agreement to the Closing Date, Sellers will cause Horizon to (x) conduct its business and operations according to its ordinary course of business consistent with past practice, including without limitation the maintenance of inventory levels, the collection of third party accounts receivable and the payment of third party accounts payable, (y) use its best efforts to preserve its relationships with employees, customers and suppliers, and (z) continue to provide its services to customers. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Sellers will not permit Horizon to do any of the things listed in paragraphs (a) through (p) of Section 2.07, except as otherwise contemplated by this Agreement.

     (b) Between the date hereof and the Closing Date, Sellers shall provide reasonable access during normal business hours to the representatives of the Company, and their counsel and accountants, to the financial, accounting and legal records of Horizon, and, with the prior express written consent of Martz, Kyle Callahan, Sam Stumpf, Esq., Price Paschall or David Price, to key employees of Horizon designated by Company, and, in connection therewith, shall permit their respective representatives to visit the premises of Horizon.

     (c) Unless otherwise contemplated by this Agreement, between the date hereof and the Closing Date, Sellers will not permit Horizon to enter into any transaction, make any agreement or commitment, or take any action, which they know would result in any of the representations, warranties or covenants of Sellers or Horizon contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event or action.

     (d) Between the date hereof and the Closing Date, Sellers shall cause Horizon to consult with Company regarding the repayment of, and to make consistent diligent efforts to repay the Two Million Eight Hundred Forty-Seven Thousand Six Hundred Fifty-Two ($2,847,652.00) Dollars "refunds payable" amount reflected on Horizon's March 31, 1997 balance sheet ("Refunds Payable") and to obtain receipts and releases from the applicable third party payors, if in the reasonable judgment of Company and Horizon, such release and receipts are obtainable.

     (e) Sellers hereby agree to take such further actions and execute such further documents as may, in the future, be reasonably requested by Company or horizon in order to carry out the obligations of Sellers hereunder and to confirm and further document the transactions contemplated herein.

     SECTION 4.02   Covenants of the Company

     (a) Between the date hereof and until the consummation of the transaction contemplated by Section 1.01, the Company shall not enter into any transaction, make any agreement or commitment, or take or omit to take any action, which it knows would result in any of the representations or warranties of the Company contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event, action or omission.

     (b) Company will cause Horizon to continue employment of all employees who currently are employed in the operations of Horizon for a period of three months after closing at their current levels of salaries and with a benefits program comparable to that offered by Company's affiliate, Nova Factor, Inc., subject however to said employees being terminated during that period for cause.

Notwithstanding the foregoing provision, Sara Meyers will resign as an employee of Horizon and become an employee of Martz.

      (c) After the closing, (x) Company will cause Horizon to operate as a stand alone subsidiary of Company separate and apart from Nova Factor, Inc. and Southern Health Systems, Inc. (and will be so referred to in public statements, including, without limitation, public statements announcing the transaction effected under this Agreement); (y) Company will continue to utilize Horizon's name; and (z) Horizon will continue to operate Horizon's business in Nashville, Tennessee. Further, the Company will cause the existing hemophilia patients of Nova Factor, Inc. which are serviced from Memphis, Tennessee to be serviced by Horizon as soon after Closing as can be accomplished in an orderly fashion, and will also use commercially reasonable efforts to consolidate in Nashville the hemophilia operations currently conducted by the Company's two (2) joint ventures in Texas and one joint venture in Florida. The foregoing provisions shall remain in effect unless and to the extent the Board of Directors of the Company (by action of a majority of the entire Board including at least two members thereof who are not employees of Nova Factor) determine that, as a result of a change in the business or prospects of Horizon or a change in industry or regulatory conditions affecting Horizon or in order to effect a disposition of the stock of Horizon or the Company or of their respective assets or to effect a public offering of securities of Horizon or the Company or other financing transaction and after giving consideration to the impact such determination will have on the business methods and corporate culture of Horizon in effect on the date hereof, it is in the best interest of the Company to deviate from compliance with any portion of this Section 4.02(c). Notwithstanding the above, none of these provisions of this Section 4.02(c) shall be binding upon NationsBank of Tennessee, N.A., First Tennessee National Bank or any other Bank from time to time having a security interest in the Stock of Horizon as collateral for money borrowed and for any other obligations incident to such borrowing.

      (d) For so long as Kyle Callahan is President of Horizon, Horizon shall retain control over the process of paying Refunds Payable as defined in
Section 4.01(d). Horizon shall communicate with and consult with the Sellers with regard to all significant matters affecting such process. If Kyle Callahan shall no longer serve as President of Horizon, Martz shall cause the law firm of Bass Berry & Sims, PLC, acting through its healthcare section, or such other law firm (the "Designated Law Firm")as Martz shall designate and Company shall approve, shall, on behalf of Martz, and at Sellers' cost, prepare a recommendation as to how to settle and resolve the Refunds Payable so that Horizon shall have no further liability for said Refunds Payable. Bass Berry & Sims, PLC or such Designated Law Firm shall submit its recommendations to Horizon for prior approval, such approval not to be unreasonably withheld or delayed. Upon Horizon's approval, Horizon and Bass Berry & Sims,

PLC or such Designated Law Firm, as applicable, shall implement such recommendation.

      SECTION 4.03 HART-SCOTT-RODINO ACT. Each of the parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable.

      SECTION 4.04  TAX MATTERS.

      (a) TRANSFER TAXES. Any Tennessee transfer taxes incurred by Sellers in connection with the sale of the capital stock of Horizon to the Company pursuant to this Agreement shall be borne by Sellers. Sellers shall prepare and file, at their own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

      (b) TAX RETURNS. (i) Sellers shall prepare (or cause to be prepared) and Horizon shall timely file for all taxable periods ending on or before the Effective Date (a "Pre-Closing Period") all Tax Returns required to be filed after the Effective Date by or on behalf of Horizon (the "Pre-Closing Period Tax Returns"). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with Horizon's past tax accounting principles and practices.

      (ii) The Company shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Effective Date (a "Straddle Period"), all Tax Returns required to be filed after the Effective Date by Horizon. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Effective Date shall be referred to as the "Pre-Closing Straddle Period" and the portion of the Straddle Period beginning after the Effective Date shall be referred to as the "Post-Closing Straddle Period". Any such Taxes for a Straddle Period with respect to Horizon shall be apportioned to the Pre-Closing Straddle Period based on the actual operations of Horizon during the portion of such period ending on and including the Effective Date, determined as though Horizon's books closed at the close of the Effective Date. The cost and expenses of preparing any Tax Returns for a Straddle Period shall be borne by the Company.

      (iii) All Tax Returns referred to in Sections 4.04(b)(i) shall be subject to review and approval by the Company, and all Tax Returns referred to in Section 4.04(b)(ii) which affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by Sellers, in each case prior to filing, and such approval shall not be unreasonably withheld or delayed by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the "Preparing Party") shall present such Tax Return to the other party (the "Reviewing Party") no less than fifty (50) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall communicate to the Preparing Party as to whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the "Big Six" public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party's proposed exceptions been granted, it shall assess the Reviewing Party with 75% of its fees and expenses. The independent tax consultant's decision shall be final and binding upon, and non-appealable by, the parties.

      (c) TAX PAYMENTS. Sellers shall pay all Taxes with respect to all Tax Returns described in Section 4.04(b) attributable to Pre-Closing Period or apportioned to Pre-Closing Straddle Periods pursuant to Section 4.04 (b)(ii), to the extent not accrued for on the Final Closing Balance Sheet, ten (10) days prior to the respective due dates (excluding extensions or waivers thereof) for such Taxes or , if later, when the respective Tax Returns reporting such Taxes are filed, other than any Taxes payable (the "Excluded Taxes") as the result of any (i) events occurring on or after the Effective Date outside of the ordinary course of business, (ii) any increase in Taxes resulting from Horizon amending any Pre-Closing Tax Returns without the prior written permission of Sellers, and

(iii)  Taxes which were previously paid though estimated Tax payments.

      (d) REFUNDS. The Company agrees to, and shall cause Horizon to, cooperate in obtaining any refunds of Taxes (other than any Excluded Taxes) for Pre-Closing Tax Returns and the Pre-Closing Straddle Periods and to promptly remit to Sellers any such refunds received by the Company, or Horizon net of any Taxes incurred by the Company, or Horizon provided that such refunds were not reflected on the Final Closing Balance Sheet. Any reasonable out-of-pocket costs or expenses incurred by the Company or Horizon in obtaining such refunds shall be borne by Sellers. In no event shall Sellers be entitled to file an amended return or otherwise make a claim for refund (or have such an amended return filed or such claim made on its behalf) without the prior approval of the Company (which approval shall not be unreasonably withheld) to the extent that such action would increase the Tax liability of the Company for any taxable period or portion thereof following the Effective Date.

      (e)  TAX CHARACTERIZATION.  Any payments made pursuant to (i) this
Section 4.04, (ii) the indemnity provisions of Article VII or (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the purchase price paid by the Company for the Shares for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of Horizon.

      (f) POST-CLOSING AUDITS AND OTHER PROCEEDINGS. (i) Sellers, on the one hand, and Company on the other hand, each agree, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant Section 7.02), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Horizon as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relation to any proposed adjustment.

      (ii) Sellers on the one hand, and the Company, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes for any Pre-Closing Period or any Pre-Closing Straddle period. Sellers and the Company shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving Horizon for such periods and each participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audits or proceeding to he extend such audits or proceedings relate to a proposed adjustment that could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise. The Company also may, at its own expense, be present in any such audit or proceeding and, if Sellers do not assume the defense of any such audit or proceeding, the Company may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving thirty (30) days' prior written notice to Sellers setting forth the terms and conditions of settlement, provided that Sellers have not objected within fifteen (15) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in an audit or proceeding (otherwise controlled by the Sellers) for which the Company would be liable and not entitled to indemnification hereunder, the Company shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise, on the one hand, and the liability of the Company for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) Sellers and the Company each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by Sellers and the Company. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

     (g) 338(h)(10) Election - All parties hereto agree that the Company's purchase of all of the issued and outstanding shares (consisting of 100 shares of No Par Common Stock) of Horizon is a "qualified stock purchase" as defined in IRC section 338(d)(3). The parties hereto also agree that this "qualified stock purchase" will be treated as a deemed asset sale pursuant to IRC Section 338(h)(10) and Treasury Reg. Section 1.338(h)(10)-1.
Accordingly, the Sellers agree to cooperate in the joint filing (as required by Treasury Reg. Section 1.338(h)(10(-1(d)) of a Section 338(h)(10) election with Company as a condition to closing.

                                ARTICLE V.

                            CONDITIONS PRECEDENT

     SECTION 5.10 Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of the Company, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers and Horizon contained in this Agreement, or in any certificate or document delivered to the Company pursuant hereto or thereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date except as to items which are specific as to time, and Sellers shall each have so certified to the Company in writing.

     (b) Compliance With Covenants. Sellers and Horizon shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date and Sellers shall have so certified to the Company in writing.

     (c) No Material Adverse Change. Except for the transfer of assets and liabilities intended to minimize adjustments to the Purchase Price pursuant to Sections 1.03(d), on the Closing Date there shall not have been any material adverse change since March 31, 1997, (i) in the financial condition or results of operations of the business of Horizon or (ii) in the capacity of Horizon to conduct its business in a manner consistent with past practice, and Sellers shall have certified to such effect to the Company in writing.

     (d) Estimated Balance Sheet; Minimum Financial Requirements. The Estimated Balance Sheet shall have been delivered to the Company.

     (e) Outstanding Indebtedness. Except for external bank indebtedness in the principal amount not to exceed Two Million Five Hundred Thousand ($2,500,000.00) Dollars Horizon shall not have any existing indebtedness for borrowed money to any party or any liability under any guaranty of any indebtedness of any party.

     (f) All Proceedings To Be Satisfactory. All proceedings to be taken by Sellers and Horizon in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel. Armstrong Allen Prewitt Gentry Johnston & Holmes, and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     (g) Opinions of Counsel for Sellers. The Company shall have received the opinions of Bass Berry & Sims, PLC addressed to the Company and dated the Closing Date, satisfactory in form and substance to the Company and its counsel substantially in the form attached as Schedule 5.01(g)(1) hereto.

     (h) Consents and Approvals. All authorizations, consents, waivers and approvals required to be obtained by Horizon without which Horizon would not be able to conduct its business after the Closing Date in substantially the same manner as theretofore conducted shall have been duly obtained and shall be in form and substance reasonably satisfactory to counsel for the Company.

     (i) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party or by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages or which would, if adversely decided, cause a Material Adverse Effect.


     (j) Other Agreements. Each of the agreements listed in Schedule 5.01 (collectively the "Other Agreements") shall have been duly executed and delivered by all parties thereto other than the Company.

     (k) Antitrust Improvements Act. The waiting period under the Hart-Scott-Rodino Act, if applicable, shall have expired or been terminated.

     (l) Supporting Documents. On or prior to the Closing Date, the Company and its counsel shall have received copies of the following supporting documents:

     (i) (1) the charter documents of Horizon, certified as of a recent date by the Security of State of the State of Tennessee; and (2) a certificate of the Secretary of State or other appropriate official of the State of Tennessee as to the due incorporation and existence of such corporation, and listing all documents on file with said official;

     (ii) a certificate of the Secretary or an Assistant Secretary of Horizon, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Charter and By-laws of Horizon as in effect on the date of such certification; (2) that the Charter of such corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (2) above; (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such corporation, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which such corporation is a party and the consummation of the transactions contemplated hereby and thereby; and
     (4) as to the incumbency and specimen signature of each officer of Horizon executing this Agreement, any Other Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of said corporation as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

     (iii) such additional supporting documents and other information with respect to the operations and affairs of Horizon as the Company or its counsel may reasonably request.

     All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

     (m) Bonus. The $450,000.00 accrued payable to Ms. Dianne Martz for the 1996 bonus shall be paid or otherwise eliminated prior to Closing.

     (n) Stock Power. Sellers shall deliver possession of the stock in Horizon to Company at Closing, together with executed stock powers conveying unencumbered title to said shares to Company.

     (o) Resignations. Martz shall have tendered her resignation as a director and officer of Horizon; and all other directors shall have tendered their resignations.

     (p) Employment Contract. Kyle Callahan shall have executed an employment contract with Horizon in the form attached hereto as Exhibit Annex III.

     (q) Searches. The Company shall have received uniform commercial code financing statement searches conducted in the Office of the Secretary of State of Tennessee and such other locations as determined by Company, dated within five (5) days of the date of closing, which searches shall show no financing statements filed against Horizon.

     (r) Insurance. A Certificate from each insurance company providing coverage to Horizon, setting forth all coverages in effect together with the amount thereof.

     SECTION 5.02 Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date except for items which are specific as to time and the Company shall have so certified to Sellers in writing.

     (b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have so certified to Sellers in writing.

     (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party, by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages which would, if adversely decided, cause a Material Adverse Effect.

     (d) Other Agreements. Each of the Other Agreements shall have been duly executed and delivered by the Company and the other party thereto.

     (e) Antitrust Improvements Act. The waiting period under the Hart-Scott-Rodino Act, if applicable, shall have expired or been terminated.

     (f) Supporting Documents. On or prior to the Closing Date, Sellers and its counsel shall have received copies of the following supporting documents:

          (i) (1) the charter documents of the Company certified as of a recent date by the Secretary of State of the State of Delaware; and
          (2) a certificate of the Secretary of State or other appropriate official of the State of Delaware as to the due incorporation and good standing of the Company, and listing all documents on file with said official;

          (ii) a certificate of the Secretary of an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Certificate of Incorporation and By-laws of the Company as in effect on the date of such certification; (2) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, any Other Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

          (iii) such additional supporting documents and other information with respect to the operation and affairs of Company as Sellers or its counsel may reasonably request.

     All such document shall be reasonably satisfactory in form and substance to Sellers and their counsel.

     (g) No Breach. Company shall not have asserted any breach by Sellers of any representation or warranty contained in this Agreement or any document delivered pursuant to this Agreement or any failure by Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder.

     (h) All Proceedings To Be Satisfactory. All proceedings to be taken by Company, in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to sellers and its counsel, Bass Berry & Sims, PLC and Sellers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     (i) Employment Contract. Company shall have executed an employment contract with Kyle Callahan in the form attached hereto as Exhibit Annex III.

     (j) Donna Ligda. Company shall have executed an employment contract with Donna Ligda in the form attached hereto as Annex IV.

     (k) Opinion. The Sellers shall have received the opinions of Armstrong Allen Prewitt Gentry Johnston & Holmes, PLLC addressed to the Sellers and dated the Closing Date, satisfactory in form and substance to the Sellers and its counsel substantially in the form attached as Schedule 5.02(k) hereto.


                                  ARTICLE VI.

                             INTENTIONALLY OMITTED.


                                  ARTICLE VII.

                                 INDEMNIFICATION

     SECTION 7.01 Survival of Representations and Warranties. None of the parties to this Agreement shall be deemed to have made any representation, warranty, covenant or agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as expressly stated in Article II, no party to this Agreement will be liable or bound in any manner by any expressed or implied representation, warranty, covenant or agreement that is made to Company by any employee, agent or other person representing or purporting to represent such party. All covenants, representations and warranties made by Sellers in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto SHALL SURVIVE the Closing Date, for the time periods indicated in this Article VII. The representations, warranties, covenants and agreements made by either of the Sellers shall not be affected or deemed waived by reason of the fact that Company or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Any furnishing of information to Company by either of the Sellers, or Horizon, pursuant to, or otherwise in connection with, this Agreement shall not waive Company's right to rely on any representation, warranty, covenant or agreement made by either of the Sellers.

     SECTION 7.02 Tax Indemnity.

     (a) Sellers jointly and severally agree and shall indemnify and hold harmless the Company and Horizon (collectively the "Indemnitees"), from and against any and all Taxes (other than Excluded Taxes) (i) imposed on or incurred by Sellers or Horizon for any taxable year or taxable period ending on or prior to the close of the Closing Date (including any short period up to and including the close of the Closing Date and any Pre-Closing Straddle
Period: (ii) imposed on or incurred by Company or Horizon (with the exception of transfer Taxes incurred by the Company other than as provided in Section 4.04(a)) arising out of the purchase contemplated hereby, (iii) imposed on or incurred by the Company, or Sellers with respect to reasonable attorneys' fees and expenses with respect to contesting any of the indemnified Taxes referred to in clause (i) and (ii), above incurred by the Company, or Horizon, as well as any applicable interest, penalty or additional charge with respect to such Taxes. Sellers jointly and severally agree and shall indemnify Indemnitees from and against any and all sales, transfer and other like taxes and recording fees payable in connection with this Agreement or the transactions contemplated hereby. The indemnity obligations of Sellers set out in this Section 7.02(a) shall survive indefinitely.

     (b) Sellers shall not be required to indemnify the Indemnitees in respect of any Tax until there occurs a Final Determination (as defined below) of the liability of the Indemnitees for the Tax (and any interest, penalties and additions to the Tax) asserted to be payable as a result of any proposed adjustment, unless Sellers elect not to contest or defend against the proposed adjustment of the Tax. A "Final Determination" shall mean (i) a decision, judgment decree or other order by any court of competent jurisdiction, which decision, judgment, or decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Internal Revenue Code or other State Authority, or any other settlement agreement entered into in connection with an administrative or judicial proceeding with the consent of Sellers, or (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto. If Sellers elect to protest a proposed adjustment Sellers shall deposit an amount equal to the taxes in dispute with the Indemnitees (a "Tax Deposit"), and the Indemnitees shall, upon the receipt of such Tax Deposit from Sellers, promptly remit such Tax Deposit to the tax authority or court, as requested by Sellers and properly designate the nature of such amount. Any interest expense which is stopped as a result of such Tax Deposit shall be for the account of Sellers. If the Indemnitees subsequently receive a refund, in whole or in part, of the Tax Deposit or interest, penalties, or additions to Tax paid with funds advanced by Sellers, the Indemnitees shall within thirty
(30) days of such receipt pay to Sellers the amount of such refund, plus the amount of any additional interest received from the Internal Revenue Service thereon. Within (30) days after a Final Determination of, or the election of Sellers not to contest or defend against, the liability of the Indemnitees for which Sellers are required to make an indemnity payment hereunder Sellers shall pay the Indemnitees any excess of such full amount due over any advances or Tax Deposits previously made by Sellers (net of any prior return to Sellers of such advances or Tax Deposits) pursuant to this indemnity and any other payments previously made by Sellers with respect to such Taxes.
The Company shall cooperate fully with Sellers in obtaining any refund or return of any Tax Deposits previously made by Sellers where so requested by Sellers. In the event that any Tax Deposit made by Sellers has been applied to any Taxes payable by the Company or Horizon which are not subject to indemnification under this Section 7.02, the Company shall pay to Sellers an amount equal to the portion of the Tax Deposit so applied, together with any applicable interest savings actually realized by the Company or Horizon as a result of such application of the Tax Deposit, within (30) days following the day on which such Taxes would have otherwise been paid, but for the application of such Tax Deposit, by the Company or Horizon as the case may be.

      (c) If, as a result of a governmental audit or examination or adjustment, an item of income is accelerated into a Pre-Closing Straddle Period or an earlier period from a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or deferred from a Pre-Closing Straddle Period or earlier period into a Post-Closing Straddle Period or later period, and shift in taxable periods shall not give rise to an indemnifiable claim by Company or Horizon. If, as a result of a governmental audit or examination or adjustment, an item of income is deferred from a Pre-Closing Straddle Period or earlier period to a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or accelerated from a Post-Closing Straddle Period or later period into a Pre-Closing Straddle Period or earlier period, the Company shall be entitled to file an amended Tax Return or otherwise claim a refund or credit, and retain all such amounts for its own account, in respect of any reduction in Taxes in such Pre-Closing Straddle Period or earlier period to the extent attributable to such shift in Tax items.

     (d) Anything in this Agreement to the contrary notwithstanding, the provisions of Section 4.04 and this Section 7.02 shall survive until the expiration of the applicable tax statute of limitation period (including any extensions thereof) for the Taxes referred to herein, and any Taxes subject to indemnification under this Section 7.02 shall not be subject to the provisions of Sections 7.03 and 7.04 hereof.

     SECTION 7.03 Sellers General Indemnity. (a) Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnify, defend and hold the Company and Horizon harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company, and/or Horizon, related to, resulting from or arising out of Horizon's obligation to pay Refunds Payable as defined in Section 4.01(d) inclusive of the obligation to pay the Refunds Payable. The obligations of Sellers under this Section 7.03(a) shall survive indefinitely.

     (b) Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnify, defend and hold the Company and Horizon harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Horizon related to, resulting from or arising out of, (i) a breach of the representations and warranties made by the Sellers in Sections 2.05, 2.07, 2.08, 2.10, 2.11, 2.12, 2.13, 2.18, 2.19, 2.20, 2.23, 2.26, 2.27, 2.31,
2.33, 2.34 and 2.38 herein, or (ii) the nonfulfillment of any undertaking, agreement or covenant on the part of the Sellers hereunder, pursuant to
Article IV, Section 1.03 and Section 9.02. The obligations of Sellers under this Section 7.03(b) shall survive and shall terminate at the close of business on the second anniversary of the Closing Date ("First Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which

Company or Horizon shall have given Sellers the notices required by this Section prior to the end of the First Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced First Indemnity Period, of a claim which ultimately results in a loss to Company or Horizon referenced in this Section 7.03(b), such notice shall be deemed to constitute the notice required to be given by Company or Horizon hereunder, the same as if Company or Horizon had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company or Horizon as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

     (c) Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnity, defend and hold the Company and Horizon harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Horizon related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.06, 2.09, 2.14, 2.17, 2.21, 2.22, 2.25, 2.28, 2.32 and 2.39 herein. The obligations of
Sellers under this Section 7.03(c) shall survive and shall terminate at the close of business on the third anniversary of the Closing Date ("Second Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company or Horizon shall have given Sellers the notices required by this Section prior to the end of the Second Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced Second Indemnity Period, of a claim which ultimately results in a loss to Company or Horizon referenced in this Section 7.03(c), such notice shall be deemed to constitute the notice required to be given by Company or Horizon hereunder, the same as if Company or Horizon had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company or Horizon as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied. Notwithstanding the above provisions, Sellers shall not be liable for indemnity for damages related to, resulting from or arising out of a breach of the representation and warranty in Section 2.32 herein if said breach is within the scope of Section 7.03(b) and in such event, the remedy for a breach of the representation and warranty set out in Section 2.32 shall be limited to the remedies provided in Section 7.03(b). Similarly, if Sellers are liable for Damages relating to, resulting from or arising out of a breach of the representation and warranty in Section 2.32 which is also a breach of a representation or warranty set out in Section 7.04, the remedies set out in
Section 7.04 shall govern the rights of Company and Horizon as a result of the breach.

     (d) Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnity, defend and hold the Company and Horizon harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Horizon related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.01, 2.02, 2.03, 2.04, and 2.15 herein. The obligations of Sellers under this Section 7.03(d) shall survive indefinitely.

     SECTION 7.04 Regulatory and Missing Insurance Indemnity. Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnity, defend and hold the Company and Horizon harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Horizon related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.16, 2.24, 2.29, 2.30, 2.35, 2.36, and 2.37
herein or a Missing Insurance Claim.

     The obligations of Sellers under this Section 7.04 shall survive and shall terminate at the close of business on the seventh anniversary of the Closing Date ("Third Indemnity Period"), except that as to Missing Insurance Claims the Third Indemnity Period shall extend until the tenth anniversary of the Closing Date, and except, further, that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company or Horizon shall have given Sellers the notices required by this Section prior to the end of the Third Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced Third Indemnity Period, of a claim which ultimately results in a loss to Company or Horizon referenced in this Section 7.04, such notice shall be deemed to constitute the notice required to be given by Company or Horizon hereunder, the same as if Company or Horizon had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company or Horizon as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

     "Missing Insurance Claim" means any claim based on an occurrence arising between the time of inception of Horizon and September 2, 1993, which would have been covered by an insurance policy of general and professional liability (including products liability) if Horizon had maintained such coverage, but such a claim shall be a Missing Insurance Claim only up to the amount of the Minimum Coverage (as defined below). "Minimum Coverage" means coverage of not less than $1,000,000 per occurrence, $2,000,000 aggregate and $2,000,000 excess liability. In the event that at any time subsequent to the date hereof and prior to the Company's or Horizon's incurrence of any loss in respect of a Missing Insurance Claim, Sellers shall establish the existence of insurance coverage for such Missing Insurance Claim, then to the extent of such insurance so established, such claim shall cease to be a Missing Insurance Claim.

     SECTION 7.05 Conditions of Indemnification. The obligations and liabilities of Sellers (herein sometimes called the "indemnifying party"), to the Company and Horizon (herein sometimes collectively called the "party to be indemnified") under Section 7.03 and 7.04 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) within 20 days after receipt of notice of (i) commencement of any action or (ii) the assertion of any claim by a third party, or (iii) the party to be indemnified obtains actual knowledge that an event giving rise to an indemnity obligation has arisen, the party to be indemnified shall give the indemnifying party written notice thereof specifying the factual basis of the claim in reasonable detail to the extent then known to the party to be indemnified, together with a copy of such claim, process or other legal pleading, if applicable, (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the identifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to the indemnified party;

     (b) in the case of a third party claim, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnifying party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

     (c) anything in this Section 7.04 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

     (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

     SECTION 7.06  General Provisions Relating to Indemnification.

     (a) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized) or net proceeds of actions against third parties by Company or Horizon based on pre-Closing Date facts; such indemnified party agrees to timely notify the insurance carrier and diligently prosecute claims against the insurance carrier without regard to the possibility of indemnification hereunder.

     (b) Neither Company, nor Horizon shall make any claim against Sellers for indemnification to the extent that the basis thereof has resulted in a purchase price adjustment pursuant to Section 1.03 hereof.

     SECTION 7.07 Exclusive Remedies. The rights of the Sellers on the one hand, and Horizon and the Company on the other hand, under Article I and
Section 4.04 and the indemnification rights provided in this Section VII shall be the exclusive remedy of these parties pursuant to this Agreement with respect to any dispute arising out of or related to this Agreement, except for (a) the right to seek specific performance of any of the agreements contained herein, or (b) in any case where one party has been guilty of fraud in connection with this transaction. As used herein, fraud shall exclude conduct which would only give rise to a claim for negligent misrepresentation. Notwithstanding any other provision herein purporting to create a greater liability, Charlton shall not be liable for an amount in excess of 21% of the Purchase Price unless Charlton was actively engaged in fraud, or had actual knowledge of fraud by Martz. In the event that Charlton was actively engaged in fraud or had actual knowledge of fraud by Martz, Charlton's liability hereunder shall not be limited by this Agreement to any amount or in any manner whatsoever. No provision contained in this Article VII shall apply to a breach of the terms of any Other Agreement executed by the Sellers and the parties to the Other Agreements shall have all rights and remedies with respect to such Other Agreements provided to them by law or equity without any limitation imposed hereby.

     SECTION 7.08. Escrow Agreements. The funds held in escrow by the escrow agent pursuant to the Escrow Agreement are intended to give security to Company and Horizon in case either of the Sellers shall become liable, after the Closing Date, for any amounts for which Company or Horizon is entitled to indemnification by such Seller pursuant to Sections 7.02, 7.03 and 7.04 hereof. The funds held in escrow by the escrow agent pursuant to the Refunds Payable Escrow Agreement are intended to give security to Company and Horizon in case either of the Sellers shall become liable, after the Closing Date, for any amounts for which Company or Horizon is entitled to indemnification by such Seller pursuant to Section 7.03 (a) hereof. Company may set off any amount to which it is entitled under the Article VII (except
Section 7.03 (a)) against the escrowed funds in the Escrow Agreement and may set off amounts to which it is entitled under Section 7.03(a) against the escrowed funds in the Refunds Payable Escrow Agreement. The rights and remedies of Company and Horizon under the Escrow Agreement and the Refunds Payable Escrow Agreement shall be in addition to, and not exclusive of, any other rights and remedies that Company and Horizon may have against either of the Sellers for a breach of any provision of this Agreement or with respect to any of the items enumerated above. However, Company and Horizon agree that they will first exhaust their rights to receive the funds in the Escrow Agreement and the Refunds Payable Escrow Agreement, as applicable, before seeking to recover damages against the Sellers under this Article VII.

     SECTION 7.09. Overall Limit. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable for any claim against them for indemnity under Sections 7.03(b) and (c) or 7.04 of this Agreement, either as asserted or as ultimately determined, equal to or less than $50,000.00 in the aggregate for all claims under those Sections, and the maximum collective liability of Sellers for any and all claims against them for indemnity under Sections 7.03(b) and (c) and 7.04 of this Agreement, shall not exceed Twenty-Five Million ($25,000,000.00) Dollars, provided that claims for which Sellers are not liable by virtue of the $50,000.00 exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability.

     Sellers liability under Subsection 7.03(b) shall not exceed in the aggregate Five Million ($5,000,000.00) Dollars, and Sellers will have no liability with respect to the indemnification set forth in Subsection 7.03(b) for any amount of claims which in the aggregate exceeds Five Million ($5,000,000.00) Dollars.

     Sellers liability under Subsection 7.03(c) shall not exceed in the aggregate Ten Million ($10,000,000.00) Dollars, and Sellers will have no liability with respect to the indemnification set forth in Subsection 7.03(c) for any amount of claims which in the aggregate exceeds Ten Million ($10,000,000.00) Dollars.

     Sellers liability under Section 7.04 shall not exceed in the aggregate Twenty-Five Million ($25,000,000.00) Dollars, and Sellers will have no liability with respect to the indemnification set forth in Section 7.04 for any amount of claims which in the aggregate exceeds Twenty-Five Million ($25,000,000.00) Dollars.


     SECTION 7.10. Allocation of Indemnity Obligation. In the event that Sellers are liable for indemnity under Sections 7.02, 7.03 or 7.04 of this Agreement, the individual liability of Charlton shall be limited to 21% of the amount of the indemnity claimed and the individual liability of Martz shall be limited to 79% of the amount of the indemnity claimed.

     SECTION 7.11. General Company Indemnity. Subject to the terms and conditions of this Article VII, the Company agrees to and will indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, resulting from or arising out of (i) a breach of the representations, warranties or covenants made by the Company in this Agreement or any document delivered by or for it pursuant to this Agreement, or (ii) any event or claim occurring or arising out of the operation of Horizon after the Closing Date.


                                  ARTICLE VIII.

                            TERMINATION AND ABANDONMENT

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the closing on the Closing Date:

     (a)  by the mutual consent of the Company and Sellers; or

     (b) by either the Company or Sellers if the Closing Date shall not have occurred on or before June 5, 1997 or such later date as may be agreed upon by them; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure (or whose affiliate's or affiliates' failure) to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date.

     No such termination shall affect the liability hereunder of any Defaulting Party.

     SECTION 8.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 8.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

     (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

     (b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in
Section 8.01 above or Section 9.01.



                                    ARTICLE IX.

                                   MISCELLANEOUS

     SECTION 9.01. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, Sellers and Company shall split the cost of filing fees under the Hart-Scott-Rodino Act, but otherwise, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts, except as hereinafter provided or as otherwise provided in Section 1.03(e). If such transactions are consummated, then the Company shall pay the fees and expenses of (i) Armstrong Allen Prewitt Gentry Johnston & Holmes for its legal services to the Company, (ii) Epstein, Becker & Green, P.C. for its legal services to the Company, and (iii) subject to the provisions of Section 1.03(e), E&Y for its accounting and other related services to the Company. Sellers will pay the fees and expenses of (i) Healthcare Capital Advisors for its financial advisory services to Sellers, (ii) Bass Berry & Sims for its legal services to Sellers and (iii) Price & Associates for its services to Sellers. Sellers will indemnify the Company, and, to the extent the transactions contemplated by this Agreement are consummated, Horizon and hold each of them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between Sellers or Horizon and any third party. The Company will indemnify Sellers and hold each of them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between the Company and any third party.

     SECTION 9.02. Publicity. The parties hereto agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Each party shall furnish to the other drafts of all such press releases or announcements prior to their release. In the case of any press release or communication proposed to be made (i) by Sellers relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of Company shall be obtained with respect to the timing and contents thereof, or
(ii) by the Company relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of Sellers shall be obtained with respect to the timing and contents thereof. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority.

     SECTION 9.03. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 9.04. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

     If to Sellers to:

     Ms. Dianne Martz
     401 Wayside Court
     Nashville, Tennessee   37205
          and
     A.B. Charlton, III

     11132 Outlet Drive
     Knoxville, Tennessee   37932

     with a copy to:

     Bass Berry & Sims, PLC
     270F first American Center
     Nashville, Tennessee   37238
     Attn:  Samuel E. Stumpf, Esq.
     Facsimile No.: 615-742-6298


     If to Company or Horizon, to:

     1620 Century Center Parkway, Ste. 109
     Memphis, Tennessee   38134
     Facsimile No.: (901) 385-3780

     Attention:  Mr. David D. Stevens


     with a copy to:

     Armstrong, Allen, Prewitt, Gentry,
          Johnston & Holmes
     Brinkley Plaza
     80 Monroe Avenue, Suite 700
     Memphis, Tennessee   38103-2467
     Facsimile No.: (901) 524-4936
     Attention:  Thomas W. Bell, Jr., Esq.


or such other address or addresses as any party shall have designated by notice in writing to the other parties. All notices shall be deemed to have been given or made when delivered by hand or courier or when sent by facsimile, or, if mailed, five business days after being so mailed.

     SECTION 9.05. Waivers. Either Sellers or Company may, by written notice to the other, and without the consent of any other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence and in
Section 7.01, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 9.06. Amendments. This Agreement may be amended, without the consent of any other party, only by an instrument in writing signed by the Company and Sellers.

     SECTION 9.07. Entire Agreement. This Agreement, its Exhibits, Schedules and Annexes, the Other Agreements referred to in Section 5.01 and the documents and agreements executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     SECTION 9.08. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, EXCLUSIVE OF THE CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 9.09. Binding Effect: Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


                       [Rest of page intentionally left blank]

     SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       NOVA HOLDINGS, INC.
                                       By:  /s/ Paul D. Steven
                                            ------------------------------
                                            Title: CEO
                                                   -----------------------


                                       HORIZON HEALTH SYSTEMS, INC.
                                       By:  /s/ Dianne R. Martz
                                            ------------------------------
                                            Title: President
                                                   -----------------------


                                       /s/ Dianne R. Martz
                                       -----------------------------------
                                       DIANNE R. MARTZ


                                       /s/ A.B. Charlton, III
                                       -----------------------------------
                                       A.B. CHARLTON, III